ITEM 77M: Mergers

The Universal Institutional Funds, Inc. - Core Plus
Fixed Income Portfolio

	On August 1, 2013, a Special Meeting of
Shareholders of Morgan Stanley Select Dimensions
Investment Series - Flexible Income Portfolio
("Flexible") was held to consider and vote upon an Agreement and Plan of Reorganization (the
"Reorganization Agreement") between Flexible and
The Universal Institutional Funds, Inc. - Core Plus
Fixed Income Portfolio ("Core Plus") pursuant to which substantially all of the assets and liabilities of Flexible would be combined with those of Core Plus and shareholders of Flexible would become shareholders of Core Plus receiving shares of Core
Plus with a value equal to the value of their holdings in Flexible. The Board of Trustees/Directors unanimously approved the Reorganization
Agreement, and on August 1, 2013 the
Reorganization Agreement was approved by the shareholders of Flexible.

	On September 9, 2013, the Reorganization
Agreement between Flexible and Core Plus was completed according to the terms set forth above and in the Reorganization Agreement.

The Universal Institutional Funds, Inc. - Growth
Portfolio

	On August 1, 2013, a Joint Special Meeting of
Shareholders of the Focus Growth Portfolio, the
Growth Portfolio and Multi Cap Growth Portfolio, each a series of Morgan Stanley Select Dimensions
Investment Series (each an "Acquired Fund" and, collectively, the "Acquired Funds"), was held to consider and vote upon an Agreement and Plan of Reorganization (the "Reorganization Agreement") between the Acquired Funds and The Universal
Institutional Funds, Inc. - Growth Portfolio ("Growth") pursuant to which substantially all of the assets and liabilities of the Acquired Funds would be combined with those of Growth and shareholders of each Acquired Fund would become shareholders of Growth receiving shares of Growth with a value equal to the value of their holdings in each Acquired Fund. The
Board of Trustees/Directors unanimously approved the Reorganization Agreement, and on August 1,
2013 the Reorganization Agreement was approved by the shareholders of each Acquired Fund.

	On September 9, 2013, the Reorganization
Agreement between each Acquired Fund and Growth was completed according to the terms set forth above and in the Reorganization Agreement.